Exhibit 99.1

FOR IMMEDIATE RELEASE

CareTrust REIT, Inc. Announces Pricing of Public Offering of Common Stock

SAN CLEMENTE, CA, August 13, 2015 - CareTrust REIT, Inc. (Nasdaq: CTRE) announced the pricing of its public offering of 14,200,000 shares of its common stock at a price to the public of $10.50 per share. In connection with the offering, the Company has granted the underwriters a 30-day option to purchase up to an additional 2,130,000 shares of common stock. The offering is expected to close on August 18, 2015, subject to customary closing conditions.

The Company intends to use the net proceeds from this offering to fund a portion of the purchase price of the previously announced acquisition of a 14-facility skilled nursing and assisted living portfolio from affiliates of Liberty Nursing Centers and to pay related fees and expenses.

KeyBanc Capital Markets, Raymond James, BMO Capital Markets, Barclays and RBC Capital Markets are acting as joint book-running managers for the offering. Canaccord Genuity and Fifth Third Securities are acting as co-managers for the offering.

A shelf registration statement (including prospectus) relating to the shares has been filed with the Securities and Exchange Commission (“SEC”) and has become effective. Before you invest, you should read the prospectus supplement and accompanying prospectus and other documents filed by the Company with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus, when available, may be obtained from KeyBanc Capital Markets Inc., Attention: Equity Syndicate, 127 Public Square, 4th Floor, Cleveland, Ohio 44114 or by telephone at (800) 859-1783, Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716 or by telephone at (800) 248-8863 or via email at prospectus@raymondjames.com or BMO Capital Markets Corp., Attention: BMO Prospectus Dept., 3 Times Square, 27th Floor, New York, New York 10036 or by telephone at (800) 414-3627.

The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CareTrustTM

CareTrust REIT, Inc. is a publicly-traded real estate investment company that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 107 healthcare and seniors housing properties in 14 states, 104 of which are net-leased and three of which are self-managed, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses.

Contact Information

CareTrust REIT, Inc. (949) 542-3130, ir@caretrustreit.com

SOURCE: CareTrust REIT, Inc.